News Release	For Immediate Release

Contact: Jeff Laudin	February 16, 2010
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Announces Fourth Quarter and
Fiscal Year 2009 Results

Highlights:

•	Record fiscal 2009 operating income and net earnings.

•	Fiscal year operating income rose 4.1% and net earnings increased 13.7% on a 6.3% decrease in sales.

•	Fourth quarter net earnings increased 5.4% on a 19.2% decrease in sales.

•	Strong fourth quarter operating income for Utility Support Structures Segment, despite lower sales.

•	Significant fourth quarter improvement in Engineered Support Structures operating income.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, reported sales for the fourth quarter of $398.6 million compared with $493.1 million for the same period of 2008. Fourth quarter 2009 net earnings were $30.0 million, or $1.14 per diluted share, versus fourth quarter 2008 net earnings of $28.5 million, or $1.09 per diluted share.

For fiscal 2009, sales were $1.8 billion versus $1.9 billion in 2008. Valmont’s fiscal year net earnings were $150.6 million, or $5.73 per diluted share, compared with 2008 fiscal year earnings of $132.4 million, or $5.04 per diluted share.

Fourth Quarter Review:

“Sales were lower in all of our segments, however the quality of earnings improved as both gross margin and operating margins increased,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Lower interest and other expenses led to an increase in net earnings for the quarter. As expected, Utility Support Structures Segment sales were lower as utilities pared back capital spending in the short-term.
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“Sales in the Engineered Support Structures Segment were lower mostly due to weak North American markets. In the Irrigation Segment, sales were lower on a global basis, mainly due to a late harvest in North America and generally weak international markets. Coatings Segment sales declined as a result of weakness in the industrial economy.

“Despite a reduction in fourth quarter sales of 19%, operating income decreased only 10% to $47.5 million and was 11.9% of sales. This was due to a strong earnings contribution from the Utility Support Structures Segment and a significant increase in Engineered Support Structures operating income.”

Fourth Quarter Segment Review:

Utility Support Structures Segment (33% of 4th Quarter Sales)
Steel and concrete structures for the global electric utility industry.

Sales decreased 12.9% to $129.8 million compared with $149.0 million in 2008. The decline in sales was due to lower levels of capital spending by North American utilities on transmission structures, and somewhat lower sales in China.

We believe that in the short-term, a decline in electricity demand in North America caused electric utility companies to cut back from record levels of capital spending for transmission projects. This resulted in a two-thirds reduction in our year-end utility backlog compared with 2008. However, our outlook for the long-term remains positive. Electric utilities have a significant number of transmission projects on the drawing board designed to improve the capacity and reliability of the transmission grid. Valmont is preparing proposals for a number of these projects that could take place between 2011 and 2013.

Operating income increased 14.3% to $27.7 million and was 21.3% of sales. The improvement in operating income, despite lower sales, was mainly due to lower material costs.

Engineered Support Structures Segment (39% of 4th Quarter Sales)
Structures for lighting and traffic, wireless communication and other specialty structures worldwide.

Fourth quarter sales were $156.1 million, a decrease of 15.0% from $183.7 million in 2008. In North America, lighting and traffic sales were lower due to decreased federal and state highway spending. The lack of a new federal highway bill and tight state budgets have constrained highway spending. Weak construction markets dampened sales of commercial lighting products. Canadian lighting and traffic markets were stronger, somewhat aided by government stimulus programs. In Europe, sales were lower.

Global sales of wireless structures declined due to slow market conditions.

Operating income increased 65.2% to $15.2 million or 9.7% of segment sales. The improvement in operating income percent was due to operational improvements and the favorable impact of lower steel costs.

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Irrigation Segment (21% of 4th Quarter Sales)
Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales decreased 32.0% to $82.8 million compared with $121.8 million in 2008. In North America, the sales decrease resulted from a late harvest that delayed the start of the fall selling season. When the fall harvest is significantly delayed, we believe growers become more cautious with capital investments due to uncertainty surrounding final crop sizes and farm income. International sales were weak due to lower levels of farm income compared with 2008 and tighter credit conditions.

Operating income declined 34.4% to $7.6 million and was 9.2% of segment sales. The impact of lower sales on operating income was somewhat offset by lower material costs and factory cost control measures.

Coatings Segment (7% of 4th Quarter Sales)
Hot-dip galvanizing, anodizing and powder coatings to protect against corrosion of steel and aluminum in North American markets.

Sales of $27.2 million were 15.7% below last year’s $32.3 million. The sales decrease reflects reduced customer activity due to the economic recession.

Operating income decreased 31.6% to $4.7 million, or 17.3% of segment sales.

2009 Review:

“Valmont had a very good year in 2009,” said Mr. Bay. “We benefitted from our diversification, as a spectacular year in the utility business more than offset weakness in our other businesses, which were hard hit by the recession.

“Turning to full-year segment results, the Utility Support Structures Segment had a record year both in sales and operating income. The sales growth was due to strong demand for transmission structures and a handful of very large projects. Lower steel costs and good factory expense control made a significant contribution to operating margins throughout the year.

“Engineered Support Structures Segment sales decreased primarily as a result of the global economic recession. The recession in North America led to tight state budgets, reducing the amount of funds states could contribute to highway projects. Weak housing and commercial real estate markets lowered demand for commercial lighting. International lighting markets were mixed, but on balance benefitted from stimulus programs. Profitability for the segment improved due to the profit contribution from international sales, lower raw material costs and good cost control.

“Sales in the Irrigation Segment decreased markedly due to a global decline in farm income. International markets were further hampered by tight credit, which constrained the ability for governments to provide financing support. Operating income fell due to volume de-leverage on manufacturing fixed costs and SG&A.

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“Coatings Segment sales fell in concert with reduced manufacturing activity in North America. Lower input costs and good cost control helped dampen the impact of lower sales on operating income.

“One of the highlights of the year was our success at enlisting our global capacity in order to support the significant market demand for utility structures. We also strengthened the balance sheet during the year as we reduced inventories and paid down debt. We ended the year with an improvement in operating income as a percent of sales, which rose to 13.3% from 12.0%. Return on invested capital fell slightly to 15.2% from 16.0%.”

2010 Outlook:

“We will face some challenges in 2010,” Mr. Bay said, “We currently expect earnings to decline around 25% from our record earnings in 2009. The first quarter will be particularly weak, as harsh weather has impaired shipping and outdoor activity in all of our markets, and our utility backlog is one-third of what it was last year. Additionally, this year the Engineered Support Structures Segment faces the lack of a long-term highway bill and continued weakness in North American construction markets. Better activity in international structures markets should offset the North American sales weakness. On balance, we expect earnings for the Engineered Support Structures Segment to improve. We expect Irrigation Segment full year results to be somewhat better. The degree of improvement will depend on farm income, input costs to the farmer and crop prices. It is too early at this time to have a more specific outlook. In the Coatings Segment, we currently expect revenues to be similar to 2009.

“Valmont’s diversified mix of products support two broad markets with favorable long-term outlooks. Our infrastructure products support economic growth and development world-wide and enhance outdoor safety at night. Our irrigation products support a growing world population’s need for more food. We believe we have ample opportunity to sustain long-term growth.”

An audio discussion of Valmont’s fourth quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 48116440 or via the Internet at 8:00 a.m. February 17, 2010 CST, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21 After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 48116440 beginning February 17, 2010 at 10:00 a.m. CST through 12:00 p.m. CST on February 24, 2010.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.
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This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.
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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)
	Fourth Quarter		Year-to-Date
	13 Weeks Ended		52 Weeks Ended
	26-Dec-09	27-Dec-08	26-Dec-09	27-Dec-08
Net sales	$398,627	$493,062	$1,786,601	$1,907,278
Cost of sales	275,968	370,588	1,254,587	1,396,794
Gross profit	122,659	122,474	532,014	510,484
Selling, general and administrative expenses	75,133	69,615	294,020	281,893
Operating income	47,526	52,859	237,994	228,591
Other income (expenses)
Interest expense	(3,913)	(4,821)	(15,760)	(18,267)
Interest income	524	443	1,510	2,323
Other	424	(4,894)	2,340	(7,128)
	(2,965)	(9,272)	(11,910)	(23,072)
Earnings before income taxes,
and equity in earnings of
nonconsolidated subsidiaries	44,561	43,587	226,084	205,519
Income tax expense	13,250	15,023	72,894	70,213
Earnings before equity in
earnings of nonconsolidated
subsidiaries	31,311	28,564	153,190	135,306
Earnings in nonconsolidated subsidiaries	172	545	751	914
Net earnings	31,483	29,109	153,941	136,220

Earnings attributable to the non-controlling interest	(1,489)	(659)	(3,379)	(3,823)
Net earnings attributable to Valmont Industries, Inc.	$29,994	$28,450	$150,562	$132,397

Average shares outstanding (000's) - Basic	25,995	25,919	25,951	25,815
Earnings per share - Basic	$1.15	$1.10	$5.80	$5.13

Average shares outstanding (000's) - Diluted	26,384	26,168	26,289	26,273
Earnings per share - Diluted	$1.14	$1.09	$5.73	$5.04

Cash dividends per share	$0.150	$0.130	$0.580	$0.495

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)
	Fourth Quarter		Year-to-Date
	13 Weeks Ended		52 Weeks Ended
	26-Dec-09	27-Dec-08	26-Dec-09	27-Dec-08

Net sales
Engineered Support Structures	$156,084	$183,650	$597,046	$644,635
Utility Support Structures	129,814	149,014	700,548	513,120
Coatings	27,235	32,301	115,530	140,518
Infrastructure products	313,133	364,965	1,413,124	1,298,273

Irrigation	82,848	121,843	362,187	562,733
Other	14,392	23,324	68,639	113,139
Less: Intersegment sales	(11,746)	(17,070)	(57,349)	(66,867)
Total	$398,627	$493,062	$1,786,601	$1,907,278

Operating Income
Engineered Support Structures	$15,202	$9,202	$45,143	$47,378
Utility Support Structures	27,670	24,214	164,834	73,464
Coatings	4,704	6,878	24,669	31,793
Infrastructure products	47,576	40,294	234,646	152,635

Irrigation	7,607	11,597	35,086	87,260
Other	3,050	5,480	12,971	21,001
Corporate	(10,714)	(4,512)	(44,709)	(32,305)
Total	$47,519	$52,859	$237,994	$228,591

In the fourth quarter of 2009, the company reorganized the management structure and redefined the Utility segment to include Utility support structure activities on a global basis.  Previously, sales of utility support structures outside of North America were reported as part of the ESS segment.

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the global lighting, traffic and wireless communication industries  and for other specialty applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of galvanizing and other coating services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of tubular products and distribution of industrial fasteners, are reported in the “Other” category.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	26-Dec-09	27-Dec-08
ASSETS
Current assets:
Cash and cash equivalents	$180,786	$68,567
Accounts receivable, net	259,521	327,620
Inventories	210,611	313,411
Prepaid expenses	22,143	13,821
Refundable and deferred income taxes	42,361	32,380
Total current assets	715,422	755,799
Property, plant and equipment, net	283,088	269,320
Goodwill and other assets	303,659	301,169
	$1,302,169	$1,326,288

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$231	$904
Notes payable to banks	11,900	19,552
Accounts payable	118,210	136,868
Accrued expenses	122,532	119,858
Dividend payable	3,944	3,402
Total current liabilities	256,817	280,584
Long-term debt, excluding current installments	160,251	337,128
Other long-term liabilities	76,794	67,600
Shareholders' equity	808,307	640,976
	$1,302,169	$1,326,288

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CALCULATION OF RETURN ON INVESTED CAPITAL
(Dollars in thousands)
(unaudited)

	26-Dec-09	27-Dec-08
Operating income	$237,994	$228,591
Effective tax rate	32.2%	34.2%
Tax effect on Operating income	(76,634)	(78,178)
After-tax Operating income	161,360	150,413
Average Invested Capital	1,061,822	942,626
Return on Invested Capital	15.2%	16.0%
Total Assets	$1,302,169	$1,326,288
Less: Accounts Payable	(118,210)	(136,868)
Less: Accrued Expenses	(122,532)	(119,858)
Less: Dividends Payable	(3,944)	(3,402)
Total Invested Capital	$1,057,483	$1,066,160
Beginning of year Invested Capital	1,066,160	819,092
Average Invested Capital	$1,061,822	$942,626

        Return on Invested Capital is calculated as Operating Income (after-tax) divided by the average of beginning and ending Invested Capital.  Invested Capital represents Total Assets minus Accounts Payable, Accrued
         Expenses and Dividends Payable.  Return on Invested Capital is one of our key operating ratios, as it allows investors to analyze our operating performance in light of the amount of investment required to generate our operating profit.  Return on Invested Capital is also a measurement used to determine management incentives.
         Return on Invested Capital is not a measure of financial performance or liquidty under generally accepted accounting principles (GAAP).  Accordingly, Return on Invested Capital should not be considered in isolation or as a substitute for net earnings, cash flows from operations or other income or cash flow data prepared in accordance with GAAP or as a measure of our operating performance or liquidity.  The table above shows how Invested Capital and Return on Invested Capital are calculated from our income statement and balance sheet.  Return on invested capital, as presented, may not be comparable to similarly titled measures of other companies.

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